PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	OCTOBER 5, 2009
111 WEST 57th STREET, SUITE 1100
NEW YORK, NEW YORK 10019	CONTACT: DOUGLAS W. JAMISON

NASDAQ/NMS SYMBOL: TINY	TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES

PROPOSED FOLLOW-ON PUBLIC OFFERING

Harris & Harris Group, Inc., announced today the proposed follow-on public offering of shares of its common stock.  The offering price of the shares will be determined by market conditions at the time of pricing in consultation with the underwriter of the offering.  The offering is being made pursuant to a shelf registration statement, which was filed with and has been declared effective by the Securities and Exchange Commission.  Needham & Company, LLC is acting as sole book running manager in the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities referred to herein, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Investors are advised to carefully consider the investment objectives, risks, and expenses of Harris & Harris Group before investing.  The prospectus, dated September 21, 2009, and the preliminary prospectus supplement, dated October 5, 2009, contain this and other information about Harris & Harris Group and should be read carefully before investing.  The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Needham & Company, LLC at 445 Park Avenue, New York, NY 10022, or (212) 371-8300.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.

Detailed information about Harris & Harris Group and its holdings, including articles on nanotechnology, cleantech and venture capital, can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Registration Statement on Form N-2, prospectus supplement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.